Exhibit 99.1
CEVA, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS
Record Royalty Revenues and Cash Increase;
Strong Technology Adoption by Major OEMs
SAN JOSE, Calif. — January 31, 2008 — CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), a leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the handset, consumer electronics and mobile PC markets, today announced its financial results for the fourth quarter and year ended December 31, 2007.
Fourth Quarter 2007
Total revenue for the fourth quarter of 2007 was $8.2 million, as compared to $8.1 million reported in the fourth quarter of 2006, an increase of 2%. Fourth quarter of 2007 royalty revenue was a record high of $3.0 million, an increase of 84% as compared to $1.7 million reported in the fourth quarter of 2006 and a 40% sequential increase as compared to $2.2 million reported in the third quarter of 2007. Fourth quarter of 2007 licensing revenue was $4 million, as compared to $5.3 million for the fourth quarter of 2006, a decrease of 24%. Revenue from services was $1.2 million for the fourth quarter of 2007, compared to $1.1 million for the fourth quarter of 2006.
Net loss for the fourth quarter of 2007 was $0.3 million, compared to net income of $0.6 million reported in the fourth quarter of 2006. Diluted net loss per share for the fourth quarter of 2007 was $0.01 cents, compared to diluted net income of $0.03 per share for the fourth quarter of 2006.
The financial results for the fourth quarter of 2007 include equity-based compensation expense of $0.6 million and tax expense of $0.1 million related to disposal of an investment.
Full Year 2007 Review
Total revenue for 2007 was $33.2 million, representing a slight increase of 2%, as compared to $32.5 million reported in 2006. Royalty revenue for 2007 was a record high of $9.1 million, representing an increase of 44% compared to $6.3 million reported in 2006. Licensing revenue in 2007 was $19.5 million, compared to $22.2 million reported in 2006, a decrease of 12%. A total of 36 new licensing agreements were signed in 2007, compared to 38 agreements in 2006. Shipped units by licensees increased 19% to a record 227 million in 2007, compared to 190 million units shipped in 2006. In the fourth quarter of 2007, 86 million units were shipped, as compared to 50 million units during the same period in the prior year.
2007 net income was $1.3 million or $0.06 per share, compared to net loss of $98,000 or $0.01 per share in 2006.
In 2007, the Company recorded equity-based compensation expense of $2.1 million, a gain of $0.4 million reported in interest and other income related to the disposal of an investment and the related tax expense of $0.1 million.
During the quarter, the Company concluded nine new license agreements. Seven were for CEVA DSP cores and platforms and two for CEVA SATA technology, including a strategic $2.5 million agreement with a tier one semiconductor company, the revenues of which will be recognized in future periods.
Target applications for the licenses concluded during the fourth quarter are Smartphones, Portable Multimedia Players (PMP), Personal Navigation Devices (PND), wireless network infrastructure equipment and Solid State Drives (SSD). Geographically, three of the nine deals were signed in the U.S., two in Europe and four in the Asia Pacific region, including Japan.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “In 2007, we saw strong adoption of our technology by major suppliers in the handset market, including Nokia, Sony Ericsson, Samsung, LG, ZTE, Sharp, Panasonic, Reliance Communications and China Unicom. These results are indicative of our strength and presence in the DSP market and specifically within its largest segments, the handset, mobile and home consumer electronics segments. From a technology standpoint, we introduced a new DSP core, the CEVA-TeakLite-III, which was successfully licensed to market leaders in the handset and home entertainment markets. We also expanded our market reach and customer base in applications such as DTV, Blu-ray/HD-DVD, surveillance, network infrastructure equipment and Solid State Drives (SSD).”
Wertheizer, continued: “The company continued on its path of growth in the fourth quarter, as reflected in our record royalty revenue, key strategic licensing agreements and strong sales pipeline. The deferral of our income under the new $2.5 million agreement signed in the fourth quarter understates our substantial progress. We will see the full economic benefit from these deferred revenues over future quarters and our business fundamentals are on track.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Fourth quarter 2007 royalty revenue was a record high of $3.0 million. The Company’s positive cash flow reached record highs in the fourth quarter, and we increased our cash and marketable securities by approximately $12.1 million in 2007 ($10.4 million of it in the fourth quarter). As of December 31, 2007, CEVA’s cash balances and marketable securities were $76.4 million and its quarterly DSO levels at year end reached a record low of 28 days. We also surrendered and terminated in 2007 and 2008 two long term property leases in Ireland, thereby improving our future cash flow and significantly reducing our future lease obligations. All these achievements enable us to put new targets and goals in place for CEVA’s continued growth, profitability improvement and financial strength in 2008. We have a good start in 2008 by successfully divesting our equity investment in GloNav, Inc. for a meaningful return of approximately $10 million (pre-tax) only eighteen months after the divestment of our GPS business line to GloNav.”
CEVA Conference Call
On January 31, 2007, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30p.m. London time, to discuss the operating performance for the fourth quarter and year ended December 31, 2007.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call will also be available live via the Internet by accessing the CEVA web site at www.ceva-dsp.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 30294263) for US domestic callers and +44-800-917-2646 (passcode: 30294263) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on February 7, 2008. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:
Yaniv Arieli, CFO	Richard Kingston
CFO	Director of Marketing & Investor Relations
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) DSP cores and platform solutions for the handset, consumer electronics and mobile PC markets. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 227 million devices. For more information, visit www.ceva-dsp.com
Forward-Looking Statements —
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including optimism about our achievements enabling us to put new targets and goals in place for CEVA’s continued growth, profitability improvement and financial strength in 2008; the surrender and termination of two Irish leases improving our future cash flow and significantly reducing our future lease obligations; our potential royalty revenue growth based on our customers adopting our new technologies; the indicative trends of our strength and presence in the DSP market and specifically within its largest segments, the handset, mobile and home consumer electronic segments; and the revenue recognition of the $2.5 million agreement in future periods. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for the Company; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by the industries in which we license our technology; the possibility that the market for our technology may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our royalty revenue in future periods and other risks relating to our business and the pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Audited
Revenues:
Licensing	$4,012	$5,275	$19,499	$22,160
Royalties	3,042	1,656	9,095	6,324
Other revenues	1,187	1,135	4,617	4,021

Total revenues	8,241	8,066	33,211	32,505

Cost of revenues	925	1,013	3,851	4,035

Gross profit	7,316	7,053	29,360	28,470

Operating expenses:
Research and development, net	5,121	4,610	19,136	18,769
Sales and marketing	1,608	1,477	6,253	6,268
General and administrative	1,587	1,347	5,721	5,882
Amortization of intangible assets	24	41	148	414

Total operating expenses	8,340	7,475	31,258	31,333

Operating loss	(1,024)	(422)	(1,898)	(2,863)
Interest and other income, net	1,016	728	3,636	2,677

Income (loss) before taxes on income	(8)	306	1,738	(186)
Taxes on income	243	(273)	447	(88)

Net income (loss)	$(251)	$579	$1,291	$(98)

Basic net income (loss) per share	$(0.01)	$0.03	$0.07	$(0.01)
Diluted net income (loss) per share	$(0.01)	$0.03	$0.06	$(0.01)
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	19,873	19,315	19,606	19,191
Diluted	19,873	19,432	20,150	19,191

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$(251)	$579	$1,291	$(98)
Equity-based compensation expense included in cost of revenue	28	15	83	53
Equity-based compensation expense included in research and development expenses	289	133	935	656
Equity-based compensation expense included in sales and marketing expenses	84	191	334	449
Equity-based compensation expense included in general and administrative expenses	221	205	779	1,047
Interest and other income, net (1)	80	—	(345)	(57)

Non-GAAP net income	$451	$1,123	$3,077	$2,050

GAAP weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands) (diluted)	19,873	19,432	20,150	19,191
Weighted-average number of shares related to outstanding options	1,125	—	147	83

Non-GAAP weighted-average number of Common Stock used in computation of net income per share (in thousands) (diluted)	20,998	19,432	20,297	19,274

GAAP diluted net income (loss) per share	$(0.01)	$0.03	$0.06	$(0.01)
Equity-based compensation expense	$0.03	$0.03	$0.11	$0.12
Interest and other income, net (1)	$(0.00)	—	$(0.02)	$(0.00)

Non-GAAP diluted net income per share	$0.02	$0.06	$0.15	$0.11
(1)
Results for the fiscal years of 2007 and 2006 included a gain, net of taxes, of $0.3 million and $0.1 million, respectively, reported in interest and other income related to the disposal of an investment. Results for the three months ended December 31, 2007 included tax provision expenses of $0.1 related to a gain from disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	December 31,	December 31,
	2007	2006
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$40,697	$37,968
Marketable securities and short term bank deposits	35,678	26,266
Trade receivables, net	2,502	8,421
Deferred tax assets	861	613
Prepaid expenses	904	564
Investment	4,233	—
Other current assets	2,391	1,890

Total current assets	87,266	75,722

Long-term investments:
Severance pay fund	3,091	2,338
Deferred tax assets	455	382
Property and equipment, net	1,626	1,706
Investment	—	4,233
Goodwill	36,498	36,498
Other intangible assets, net	53	201

Total assets	$128,989	$121,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$455	$718
Accrued expenses and other payables	8,802	9,462
Taxes payable	320	135
Deferred revenues	727	406

Total current liabilities	10,304	10,721

Accrued severance pay	3,141	2,519
Accrued liabilities	1,156	1,697

Total liabilities	14,601	14,937

Stockholders’ equity:
Common Stock	20	19
Additional paid in-capital	149,772	142,826
Other comprehensive income	7	—
Accumulated deficit	(35,411)	(36,702)

Total stockholders’ equity	114,388	106,143

Total liabilities and stockholders’ equity	$128,989	$121,080